701 Ninth Street, N. W. Washington, D. C. 20068
Dennis R. Wraase Chairman of the Board President Chief Executive Officer	202-872-2590 202-872-2472 Fax drwraase@pepcoholdings.com
August 7, 2007
Mr. Paul H. Barry 2525 Forest Drive Charlotte, NC 28211
Dear Paul:

          It is my great pleasure to confirm the following offer of employment to you on behalf of Pepco Holdings, Inc. ("PHI", the "Company"). This is an offer of at will employment at the initial terms discussed below which I understand you have discussed with Paul Benson of Heidrick & Struggles. Also, it is subject to satisfactory results of a drug test as required by PHI.

1. Employment. Your employment by PHI will commence on September 5, 2007, as Senior Vice President and Chief Financial Officer of PHI, reporting to me.

          2.  Salary and Incentives. Your base annual salary will be $500,000 (Five Hundred Thousand Dollars). Your salary will be reviewed annually beginning in 2008. You will participate in the programs below and on the same basis as other similarly situated executives. You will be eligible to participate in the following incentive programs according to the terms of the applicable executive incentive compensation plans, with initial target and maximum awards as follows:

A.	Annual Incentive Program
Target − $300,000 (60% of salary)
Maximum − $540,000 (180% of target award)
	1.	Your award for 2007 will be prorated based on a start date of August 27, 2007 (i.e. 4/12ths); however, your minimum bonus for 2007 will be 4/12ths of your Pepco target annual incentive or $100,000.

Mr. Paul H. Barry August 7, 2007 Page 2
B.	Long Term Incentive Program (3 Year Term)
Target − $500,000 (100% of 2007 salary)
1/3 granted as restricted stock vesting in 3 years
2/3 granted as performance shares with a 3 year performance period
Maximum − $835,000 (167% of 2007 salary)
Your award for 2007 will be based on an August 27, 2007 start date, pro-rated for a 28 month vs. 36 month cycle with a total target value of $388,889.

          3.  Retirement. You will be eligible to participate in PHI's General Retirement Plan ("GRP") according to its terms. In addition, you will participate in PHI's Supplemental Executive Retirement Plan ("SERP"), under which you will receive three additional years of service after five years of employment and another three additional years of service after 10 years of employment.

               If you retire after attaining age 55, you will have earned a pension benefit. You can elect to receive the pension benefit at age 65 or as early as age 55 in a reduced amount calculated in accordance with the plan provisions. Based on the current plan provisions and assuming a 4% salary increase, your estimated annual pension, payable as a life annuity at age 65, is about $100,000. Your actual annual pension will vary based on a number of factors including your years of service with PHI, the age at which you retire, the timing of the commencement of your pension benefit, the type of pension payment you elect, etc.

4. Perquisites. You will participate in PHI's perquisite program which currently includes:
a. Car allowance of $975 per month
b. Company provided parking
c. Annual financial planning and tax preparation services
d. Annual executive physical
5. Relocation.
a.	You will be reimbursed for the following reasonably incurred expenses associated with the sale of your house in Charlotte, including gross-up to offset any applicable income taxes:
1.	The cost of moving household goods and up to two automobiles from Charlotte to Washington, D.C. metro area
2.	Travel expenses for up to two trips for yourself and your family in connection with your initial relocation, and house-hunting expenses in connection with such travel.

Mr. Paul H. Barry August 7, 2007 Page 3
3.	Travel expenses for up to 6 visits pending permanent relocation.
4.

Costs incurred within 12 months of your start date associated with selling your current home and purchasing a new home in the Washington, D.C. area, including closing costs, commissions, attorneys' fees, etc.

5.	Temporary lodging in the Washington, D.C. area not to exceed the lesser of three months or until relocation is complete.
6. Vacation. You will be eligible for 4 weeks of paid vacation per year, increasing to 5 weeks after 5 years of employment.

          7.  Change of Control. You will be eligible for participation in the PHI Change in Control Severance Plan which provides for 3 times salary and bonus if termination occurs as a result of a change in control.

8. Termination Within One Year. If you are terminated other than for cause within the first 12 months of employment, you will receive one year's salary plus your target bonus.
PHI is a great company, and our Board and senior executive team are looking forward to working with you as we take it into a promising future.
Assuming you agree to the terms of this offer, please indicate your acceptance in the space provided below and return one executed copy to me.
Sincerely,
/s/ D. R. WRAASE Dennis R. Wraase
Accepted: /s/ PAUL H. BARRY Paul H. Bary